Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-28299 and 333-52323 on Form S-8 of Ridgestone Financial Services, Inc. of our report dated February 14, 2003, relating to the consolidated financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002, appearing in this Annual Report on Form 10-KSB of Ridgestone Financial Services, Inc. for the year ended December 31, 2003.

VIRCHOW, KRAUSE & COMPANY, LLP

/s/ Virchow, Krause & Company, LLP

Milwaukee, Wisconsin
March 23, 2004